Exhibit 99.1

Flexsteel Industries, Inc. Reports Fiscal First Quarter 2022 Results

Dubuque, Iowa – October  25, 2021 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers and online marketers of furniture products in the United States, today reported first quarter fiscal 2022 financial results.

Highlights for the First Quarter Ended September 30, 2021

•	Net sales for the quarter increased 30.8% to $137.7 million compared to $105.2 million in the prior year quarter.
•	Retail home furnishings backlog of $133 million for the quarter up 56.5% compared to $85 million in the prior year quarter.
•	GAAP net income per diluted share of $0.61 for the current quarter compared to $0.49 in the prior year quarter.
•	Non-GAAP[1] net income per diluted share of $0.48 for the quarter compared to $0.80 in the prior year quarter.

1GAAP to non-GAAP reconciliations follow the financial statements in this press release.

Management Commentary

“In spite of continued global supply challenges, we executed well during the quarter and delivered strong sales growth of 30.8% and solid profit results in line with our guidance,” said Jerry Dittmer, President and CEO of Flexsteel Industries. “We are competing well and gaining market share.  We recently showcased our new brand refresh with visual and experiential alignment across our showroom, website, product displays and marketing assets. This was well received by consumers, customers, suppliers and Flexsteel associates, earning excitement about our strong path forward. We built outstanding growth momentum throughout fiscal 2021, and we’ve carried that momentum into fiscal 2022 and intend to continue this trajectory.”

“While our growth prospects are encouraging, we are navigating significant global supply chain headwinds in the near-term which will adversely impact profit results at least for the first half of fiscal 2022.  First, ocean container rates have climbed to historical highs given large imbalances between supply and demand, and we anticipate rates will remain elevated through the first half of calendar 2022 or potentially longer.  While we are taking actions to pass along these increased costs to the market if we can, consumer price sensitivity and the lag in price realization are creating pressure on gross margins near-term.  Second, ancillary charges associated with ocean containers, such as demurrage and detention, have escalated to unreasonable levels. The lack of truck drivers and warehouse workers available to pick-up, unload, and return containers, combined with minimal ‘free days’ from shipping carriers, have intensified these ancillary charges. Our team is agile and executing multiple plans to manage these margin pressures, and as a result, we expect profit margins to improve sequentially each quarter throughout fiscal 2022.”

Mr. Dittmer continues, “Given my confidence in our team and our strong growth momentum, we are aggressively working plans and investments to expand capacity to both fulfill the current backlog and support future growth.  Our third and newest manufacturing plant in Juarez, Mexico started operations in July and is ramping up production with improved poly foam availability. Construction started during the quarter on our new 507,800 square foot facility located in Mexicali which should be completed by June 2022.  This month we opened a new distribution center in Greencastle, Pennsylvania, to better service our customers in that region and to handle increased inventory levels to support growth.  We will be building inventory in the new DC over the coming months and expect to service customers by February 2022.  Our inventory position remains an advantage relative to our competition and is a  source of growth. Our inventory ended the first quarter at $193.7 million, an increase of $123.1 million, or 174.5%, over the past 15 months. As a result of this strategic investment, our in-stock position and service levels have improved significantly at a time when the industry will likely be strained for inventories in the coming months given the slowdown of furniture production in Vietnam during August and September due to COVID-19 shutdowns. In summary, we’re excited about the long-term growth opportunities for the Company, and we are making strategic investments to support our valued customers and realize our growth potential.”

Operating Results for the First Quarter Ended September 30, 2021

Net sales were $137.7 million for the first quarter compared to net sales of $105.2 million in the prior year quarter, an increase of 30.8%. The increase was driven by an increase in sales of home furnishings products sold through retail stores of $35.7 million, or 40.0%, versus the prior year quarter, and offset by a  decrease in homestylesTM products sold through e-commerce channels of $3.2 million, or a decrease of 19.7%, versus the prior year quarter when online sales increased by 40% year-over-year.

The Company reported net income of $4.35 million, or $0.61 per diluted share, for the quarter ended September 30, 2021, compared to net income of $3.89 million, or $0.49 per diluted share, in the prior year quarter. The reported net income for the quarter ended September 30, 2021, included a  $0.15 million pre-tax restructuring expense primarily for facility maintenance and a pre-tax gain of $1.4 million due to the sale of the Company’s Harrison, Arkansas, facility,  as part of the previously announced comprehensive transformation program. Excluding these items (see attached non-GAAP disclosure), the Company reported adjusted net income of $3.4 million, or $0.48 per diluted share, as compared to adjusted net income of $6.3 million, or $0.80 per diluted share in the first quarter of fiscal year 2021.

Gross margin as a percent of net sales decreased 470 basis points to 17.0% compared to 21.7% for the prior year quarter. The 470 basis points decrease in gross margin the first quarter ended September 30, 2021 was primarily due to  a 740-basis points decrease in related to on-going supply chain issues including higher costs related to material, labor, and ocean and domestic freight, and partially offset by an increase of 270 basis points primarily related to volume, mix, and price realization.

Selling, general and administrative (SG&A) expenses increased $4.6 million or 32.5% to $18.8 million in the first quarter ended September 30, 2021, as compared to $14.2 million in the first quarter of fiscal 2021. As a percentage of net sales, SG&A was 13.6% in the first quarter of fiscal 2022 compared to 13.5% of net sales in the prior year quarter. The increase in SG&A is due primarily to higher sales and phasing out the COVID-19 expense reduction initiatives that were in place in the first quarter of the prior year.  This action resulted in an increase in salaries, wages, and related costs of $1.6 million and an increase in sales, marketing, and investments in growth initiatives of $3.7 million in the first quarter of fiscal year 2022.  These increases were partially offset by a decrease of $0.7 million in volume efficiencies.

The Company reported tax expense of $1.3 million, or an effective rate of 23.2%, during the first quarter compared to a $4.1 million tax expense, or an effective rate of 51.3%, in the prior year quarter.

Restructuring Update

During the quarter, the Company incurred $0.15 million of restructuring expense primarily due to ongoing facility and transition costs as part of the Company’s previously announced comprehensive transformation program. The Company expects to incur a total of approximately $0.5 to $0.8 million in restructuring expenses during fiscal 2022.

During the quarter, the Company completed the sale of its facility  located in Harrison, Arkansas, resulting in net proceeds of $1.5 million and a gain of $1.4 million.

Liquidity

The Company ended the quarter with a cash balance of $4.0 million and working capital (current assets less current liabilities) of $181.5 million, and availability of $30.6 million under its $85.0 million secured line of credit.

Capital expenditures for the three months ended September 30,  2021, were $0.8 million. For the full fiscal year 2022, capital expenditures are estimated to be in the range of $11.5 to $13.5 million and will be primarily deployed to expand both manufacturing and distribution capacity necessary to support future growth.

Conference Call and Webcast

The Company will host a conference call and webcast at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) on Tuesday, October  26, 2021, to discuss its quarterly financial results. Analysts and investors may participate in the question-and-answer session. The call can be accessed via telephone at 866-777-2509 (domestic) or 412-317-5413 (international) and  a request to connect to the Flexsteel conference call. Additionally, interested parties can listen to a live webcast of the call in the Investor Relations section of the Company’s website at https://ir.flexsteel.com/. An archived version of the webcast will be available in the same location shortly after the live call has ended. The first quarter fiscal year 2022 press release will be available at https://ir.flexsteel.com/ after the market close on Monday, October 25, 2021.

Flexsteel is enabling investors to pre-register for the earnings conference call so that they can expedite their entry into the call and avoid the need to wait for a live operator. To pre-register for the call, investors can visit https://dpregister.com/sreg/10160999/ee612aef8f and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call. Individuals can pre-register any time prior to the start of the conference call.

A recorded replay can be accessed through November 2, 2021, by dialing 877-344-7529 (domestic) or 412-317-0088 (international); Replay access code: 10160999.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries is one of the largest manufacturers, importers and online marketers of furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, the impact of the COVID-19 pandemic and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30,	June 30,
	2021	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,995	$1,342
Trade receivables, net	48,246	55,986
Inventories	193,700	161,125
Other	10,868	9,421
Assets held for sale	616	666
Total current assets	257,425	228,540

NONCURRENT ASSETS:
Property, plant and equipment, net	39,159	39,783
Operating lease right-of-use assets	25,915	27,057
Other	1,391	1,399

TOTAL ASSETS	$323,890	$296,779

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$44,948	$67,773
Accrued liabilities	31,022	31,978
Total current liabilities	75,970	99,751

LONG-TERM LIABILITIES
Line of credit	53,053	3,500
Other	24,596	25,560
Total liabilities	153,619	128,811

SHAREHOLDERS' EQUITY	170,271	167,968

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$323,890	$296,779

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended
	September 30,
	2021	2020
Net sales	$137,689	$105,239
Cost of goods sold	114,279	82,424
Gross margin	23,410	22,815
Selling, general and administrative expenses	18,785	14,175
Restructuring expense	152	1,381
(Gain) on disposal of assets due to restructuring	(1,400)	(652)
Operating income	5,873	7,911
Interest expense	203	—
Other expense	2	49
Income before income taxes	5,668	7,960
Income tax provision	1,315	4,081
Net income	$4,353	$3,879
Weighted average number of common shares outstanding:
Basic	6,834	7,702
Diluted	7,090	7,908
Earnings per share of common stock:
Basic	$0.64	$0.50
Diluted	$0.61	$0.49

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	September 30,
	2021	2020
OPERATING ACTIVITIES:
Net income	$4,353	$3,879
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	1,327	1,360
Deferred income taxes	—	2,111
Stock-based compensation expense	1,162	954
Change in provision for losses on accounts receivable	120	(25)
(Gain) on disposal of assets	(1,400)	(637)
Changes in operating assets and liabilities	(49,877)	(9,828)
Net cash (used in) operating activities	(44,315)	(2,186)
INVESTING ACTIVITIES:
Proceeds from sale of capital assets	1,450	679
Capital expenditures	(821)	(360)
Net cash provided by investing activities	629	319
FINANCING ACTIVITIES:
Dividends paid	(1,050)	(454)
Treasury stock purchases	(1,915)	(9,000)
Proceeds from lines of credit	74,565	—
Payments on lines of credit	(25,013)	—
Shares withheld for tax payments on vested restricted shares	(248)	(329)
Net cash provided by (used in) financing activities	46,339	(9,783)
Increase (decrease) in cash and cash equivalents	2,653	(11,650)
Cash and cash equivalents at beginning of period	1,342	48,197
Cash and cash equivalents at end of period	$3,995	$36,547

NON-GAAP DISCLOSURE (Unaudited)

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income,  or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net  income to non-GAAP adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of non-GAAP adjusted net income for the three months ended September 30, 2021, and 2020:

	Three Months Ended
	September 30,
(in thousands)	2021	2020
Reported GAAP net income	$4,353	$3,879
Restructuring expense	152	1,381
(Gain) on disposal of assets due to restructuring	(1,400)	(652)
Tax impact of above adjustments(1)	290	(374)
Remeasurement of deferred tax assets and valuation allowance	—	2,112
Non-GAAP net income	$3,395	$6,346

(1) Effective tax rate of 23.2% and 51.3% used to calculate the three months ended September 30, 2021, and September 30, 2020, respectively.

Reconciliation of GAAP earnings per share of common stock to non-GAAP adjusted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP earnings per share to the calculation of non-GAAP adjusted earnings per share for the three months ended September 30, 2021, and 2020:

	Three Months Ended
	September 30,
	2021	2020
Reported GAAP diluted earnings per share	$0.61	$0.49
Restructuring expense	0.03	0.17
(Gain) on disposal of assets due to restructuring	(0.20)	(0.08)
Tax impact of above adjustments(1)	0.04	(0.05)
Remeasurement of deferred tax assets and valuation allowance	—	0.27
Non-GAAP diluted earnings per share	$0.48	$0.80

(1) Effective tax rate of 23.2%  and 51.3% used to calculate the three months ended September 30, 2021, and September  30, 2020, respectively.

INVESTOR CONTACT:

Derek Schmidt, Flexsteel Industries, Inc.	563-585-8383
investors@flexsteel.com